UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
September 28, 2005
Aastrom Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(734) 930-5555
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with his appointment to the Board of Directors, Alan L. Rubino received an automatic grant of a stock option under the Aastrom Biosciences, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) to purchase 12,000 shares of common stock at an exercise price of $2.27, which was equal to the fair market value of a share of the company’s stock on September 28, 2005 (the date of grant). The vesting and service requirements for this option are identical in all material respects to the grant of stock options to other non-employee directors under the 2004 Plan. In particular, the stock option vests and becomes exercisable in twelve equal monthly increments after the grant date and terminates on the tenth anniversary of the date of grant, unless earlier terminated as a result of termination of service.
Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.
     Effective as of September 28, 2005, the Board of Directors of Aastrom Biosciences, Inc. elected Alan L. Rubino to the Board. Mr. Rubino was added to the class of directors (Class III) whose terms expire at the 2006 Annual Meeting of Shareholders. Mr. Rubino has been added to the Audit Committee. A press release announcing this election is attached hereto as Exhibit 99.1
     On September 28, 2005, Aastrom received a letter from director Linda M. Fingerle indicating that she was resigning from the Board because her desire for full time employment did not afford her the time necessary to fulfill her responsibilities as a Board member and Audit Committee chair.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description

99.1	Press release dated September 30, 2005
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 30, 2005

AASTROM BIOSCIENCES, INC.
By:	/s/ Gerald D. Brennan, Jr.
Gerald D. Brennan, Jr.
Vice President, Administrative and Financial Operations; Chief Financial Officer

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